Exhibit 99.2

SupportSoft, Inc. Appoints Ken Owyang Chief Financial Officer

REDWOOD CITY, Calif., March 13, 2006 — SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today announced the appointment of Ken Owyang to the position of senior vice president and chief financial officer where his responsibilities will include finance, legal, investor relations, information technology, and human resources. Mr. Owyang has served as interim chief financial officer of SupportSoft since January, 2006, and served as vice president of finance since November, 2004.

“Since joining us in 2004, Ken has consistently demonstrated his leadership capabilities as he has successfully taken on increasing levels of responsibility,” said Radha Basu, Chairman and CEO of SupportSoft. “The Board of Directors and I are confident that Ken’s thorough knowledge of SupportSoft’s business and deep software industry experience will be invaluable in delivering on the company’s goals.”

Previously, Mr. Owyang was chief financial officer at Marimba, Inc. where his responsibilities included finance, tax, mergers and acquisitions, and investor relations. Mr. Owyang has more than 18 years of corporate finance and management experience, including more than 10 years in the software industry, beginning his career at Coopers & Lybrand L.L.P.

About SupportSoft

SupportSoft is a leading provider of Real-Time Service Management (RTSM™) software designed to automatically resolve IT technical problems for enterprises and enable triple play service automation for VoIP, video or broadband delivery by service providers to their customers. Digital service providers benefiting from SupportSoft solutions include Belgacom, BellSouth, Charter Communications, Comcast Communications, Cox Communications, Time Warner, TeliaSonera and UPC. Enterprises that have licensed SupportSoft software for IT requirements include ADP, Bank of America, BT, Kimberly-Clark, Marriott International, Procter & Gamble, Sony, Symantec and Thomson Financial. Managed service providers that utilize the Company’s solutions to provide outsourced services to their enterprise customers include CGI, CompuCom, CSC and IBM. For more information visit www.supportsoft.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events, and include Mr. Owyang’s contributions to company goals. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to personal factors related to Mr. Owyang as well as other risks detailed from time to time in its SEC filings, including those described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Factors Affecting our Business and Operating Results” in its Quarterly Report on Form 10-Q. Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release. For additional information relating to personnel changes announced today, please refer to SupportSoft’s Current Report on Form 8-K filed on the date of this release.

For Investor Relations Inquiries:	For Media Relations Inquiries:

Scott Wilson	Jennifer Massaro
(650) 556-8515	(650) 556-8596
ir@supportsoft.com	pr@supportsoft.com